UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 25, 2025

DOGECOIN CASH, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-53571	20-1898270
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

355 West Mesquite Blvd C70

Mesquite, Nevada 89027

(Address of principal executive offices)

(702) 762-3123

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

None

Item 1.01 Entry into a Material Definitive Agreement.

On June 25, 2025, Meme Coins Inc. (“Meme Coins”), a controlled subsidiary of Dogecoin Cash, Inc. (OTCQB: DOGP) (the “Company”), entered into a definitive Digital Asset Purchase Agreement with Tipestry, Inc., a Delaware corporation. Pursuant to the agreement, Meme Coins agreed to acquire 2,000,000,000 Dogecoin Cash tokens (crypto symbol: DOG) in exchange for 250,000 shares of Meme Coins Inc.’s preferred stock. The preferred shares entitle the holder to one vote per share and non-convertible unless authorized by the board of directors and approved by a majority of the outstanding Class A Preferred shareholders . The preferred shares will be issued upon closing, which is expected to occur within five business days, subject to customary closing conditions.

The acquisition will expand Meme Coins Inc.’s token holdings to a total of 4,020,000,000 DOG tokens and further advances its strategic objective of assembling high-utility digital assets to support blockchain-enabled meme economy applications.

The transaction closed concurrently with execution. The Company did not issue any securities at the parent (Dogecoin Cash, Inc.) level in connection with the transaction.

Item 8.01 Other Events.

A press release announcing the transaction was issued by the Company on June 25, 2025, and is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Press Release dated June 25, 2025

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOGECOIN CASH, INC.

By: /s/ David Tobias
Name: David Tobias
Title: Chief Executive Officer

Date: June 26, 2025